Exhibit 1

Rio de Janeiro, January 24, 2020.

B3 S.A. – Brasil, Bolsa, Balcão

Ms. Ana Lucia da Costa Pereira

Superintendence of Issuers Listings and Monitoring (Superintendência de Listagem e Supervisão de Emissores)

c.c.: Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM)

Mr. Fernando Soares Vieira – Superintendence of Corporate Relations (Superintendência de Relações com Empresas)

Mr. Francisco José Bastos Santos – Superintendence of Market and Agent Relations (Superintendência de Relações com o Mercado e Intermediários)

Re.: Official Letter B3 63/2020-SLS

Request for clarifications about news article published in the press

Dear Sirs,

In compliance with the Official Letter B3 63/2020-SLS from B3 S.A. – Brasil, Bolsa, Balcão (“Official Letter“), as transcribed below, in which Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”) was asked to clarify the news article published in the press by Agência Estado - Broadcast dated January 23, 2020, entitled “Press radar: Oi sells its share in Unitel to Sonangol and puts US$1 billion into its pocket”, the Company hereby clarifies as follows:

“Dear Sirs,

A news article published by Agência Estado - Broadcast on January 23, 2020 entitled “Press radar: Oi sells its share in Unitel to Sonangol and puts US$1 billion into its pocket” states, among other information, that:

1.               Oi executed an agreement in connection with the sale of its 25% stake in the Angolan company Unitel to Sonangol, an oil company that is also from Angola;

2.               The value of the deal is US$1 billion;

3.               Tomorrow, US$750 million will be deposited with the Brazilian telecommunications company and Sonangol will deposit the balance within 90 days.

We ask for clarification on these items by 9 am on January 24, 2020, with your confirmation or denial, as well as any other information considered important.”

Rua Humberto de Campos, 425 – 8th floor Rio de Janeiro - CEP 22430-190 State of Rio de Janeiro	www.oi.com.br

In this regard, Oi clarifies that it has just disclosed a Material Fact announcing that the transaction for the sale and transfer of all shares issued by the Portuguese holding company PT Ventures SGPS S.A., which holds an equity interest of 25% in the share capital of the Angolan company Unitel S.A., among other assets and rights, has just been completed.

These are the clarifications we have in connection with the Official Letter, and we remain at your disposal for any further clarification.

Sincerely,

Oi S.A. – In Judicial Reorganization

Camille Loyo Faria

Chief Financial and Investor Relations Officer

Rua Humberto de Campos, 425 – 8th floor Rio de Janeiro - CEP 22430-190 State of Rio de Janeiro	www.oi.com.br